PROSPECTUS	Pricing Supplement No. 4034
Dated June 17, 2004	Dated June 18, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No.s 333-100527 and 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date:	June 17, 2004
Settlement Date (Original Issue Date):	June 22, 2004
Maturity Date:	June 22, 2007
Principal Amount (in Specified Currency)	U.S.$ 1,500,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.150%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 1,497,750,000
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.06%
Index Maturity:	Three Months
Spread Multiplier:	N/A
Index Maturity:	Quarterly
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 22nd, June 22nd , September 22nd, and December 22nd of each year, commencing September 22, 2004.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 6 basis points.
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date.
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
Page 2
Pricing Supplement No. 4034
Dated June 18, 2004
Rule 424(b)(3)-Registration Statement
No.s 333-100527 and 114095

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___	DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GJ54

ISIN: US36962GJ544

Common Code: 019524515

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
Page 3
Pricing Supplement No. 4034
Dated June 18, 2004
Rule 424(b)(3)-Registration Statement
No.s 333-100527 and 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Banc of America Securities LLC	$470,000,000
HSBC Securities (USA) Inc.	$470,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$470,000,000
Co-Managers:
Blaylock & Partners, L.P.	$30,000,000
Loop Capital Markets, LLC	$30,000,000
The Williams Capital Group, L.P.	$30,000,000
Total	$1,500,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.